WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
July 22, 2021	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 2Q 2021 EPS OF $2.01 AND ROA OF 2.60%;
RESULTS REFLECT STRENGTH OF DIVERSIFIED BUSINESS MODEL;
$67.6 MILLION ACL RELEASE FROM ECONOMIC OUTLOOK AND CREDIT TRENDS
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the second quarter of 2021.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	2Q 2021	1Q 2021	2Q 2020
Net interest income	$106.7	$114.2	$113.8
Fee income	49.0	47.8	64.4
Total net revenue	155.8	162.0	178.1
(Recovery of) provision for credit losses	(67.6)	(20.2)	94.8
Noninterest expense	96.0	95.6	93.4
Net income attributable to WSFS	95.7	65.1	(7.1)
Pre-provision net revenue (PPNR)(1)	59.7	66.4	84.7
Earnings per share (diluted)	2.01	1.36	(0.14)
Return on average assets (ROA) (a)	2.60%	1.85%	(0.22)%
Return on average equity (ROE) (a)	21.3	14.9	(1.6)
Efficiency ratio	61.6	58.9	52.4
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. During the quarter, WSFS recorded a $5.1 million unrealized gain on our investment in Social Finance, Inc. (SoFi), which we liquidated at a net realized gain of $4.4 million in July 2021. For 2Q 2021, the $2.4 million of corporate development and restructuring expense primarily relates to our pending combination with Bryn Mawr Bank Corporation (“Bryn Mawr”) anticipated to close in early 4Q 2021.

	2Q 2021		1Q 2021		2Q 2020
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$—	$—	$0.3	$0.01	$1.9	$0.03
Unrealized gain on equity investments, net	5.3	0.08	—	—	—	—
Realized gain on sale of equity investment, net	—	—	—	—	22.1	0.35
Corporate development and restructuring expense	2.4	0.04	1.8	0.04	2.8	0.04
Loss on debt extinguishment	1.1	0.02	—	—	—	—
Contribution to WSFS CARES Foundation	1.0	0.02	—	—	—	—
(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before (recovery of) provision for credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “Our 2Q operating results included continued improvement across key credit metrics, solid growth in our fee businesses, and a strong capital and balance sheet position. We are well positioned for the post-COVID economic recovery, including our significant organic growth opportunity as the largest locally owned bank and wealth management franchise in the Greater Philadelphia and Delaware region.
“During the quarter we were also pleased to receive stockholder approval on our upcoming combination with Bryn Mawr. In addition, we recently received a key regulatory approval from the Office of the Comptroller of the Currency. Pending the remaining required regulatory approval, we remain on track for an early fourth quarter close.
“Additionally, we recognized a gain on our shares of SoFi which went public during the quarter. This investment began in 2015 from our relationship with Zenbanx and is consistent with our history of partnerships with entrepreneurial companies to enhance our knowledge base of innovative products and services. We were pleased to take a portion of these proceeds to make a $1.0 million contribution to the WSFS CARES Foundation. We continue to invest in the success of our local communities, which is critical to our strategy of “Engaged Associates, living our culture, making a better life for all we serve.”

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 2Q 2021:
•Core ROA(2) was 2.59% in 2Q 2021 compared to (0.73)% for 2Q 2020.
•Core EPS(2) was $2.00 in 2Q 2021 compared to $(0.46) for 2Q 2020.
•Total net credit (recoveries) costs were $(68.1) million during the quarter. Second quarter results reflected a $72.4 million decrease in the allowance for credit losses ("ACL") as credit quality improved quarter-over-quarter, including declines in problem assets, nonperforming assets, and delinquencies, and economic forecasts continued to improve. The ACL coverage ratio was 1.63%, excluding Paycheck Protection Program ("PPP") loans, at June 30, 2021.
•Core fee revenue (noninterest income) was $43.8 million, an increase of $3.3 million, or 8%, compared to 2Q 2020. Excluding the impact of the Durbin Amendment effective at the beginning of 3Q 2020 and PPP loans, core fee revenue increased $6.3 million, or 16%.
•On June 15, 2021, WSFS completed the redemption of $100.0 million in aggregate principal amount of our 4.50% fixed-to-floating rate senior notes due 2026 and recorded a $1.1 million loss on debt extinguishment to recognize the remaining unamortized debt issue costs.
•WSFS made a $1.0 million (pre-tax) contribution, or $0.02 per share (after-tax), to the WSFS CARES Foundation to further fund support to our expanded communities.
•On June 10, 2021, WSFS and Bryn Mawr stockholders approved the previously announced merger of Bryn Mawr into WSFS at their respective special meetings of stockholders.
•The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock.

(2) As used in this press release, core ROA, core EPS and core fee revenue (noninterest income) are a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
Second Quarter 2021 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and lease and customer deposit balances and composition at June 30, 2021 compared to March 31, 2021 and June 30, 2020:

Loans and Leases
(Dollars in thousands)	June 30, 2021		March 31, 2021		June 30, 2020
Commercial & industrial (C&I)	$3,233,412	39%	$3,212,970	38%	$3,354,007	36%
Commercial real estate (CRE)	2,024,684	25	1,975,966	23	2,165,547	24
PPP	222,869	3	526,789	6	945,136	10
Construction	779,601	9	784,101	9	638,504	7
Commercial small business leases	291,657	4	264,937	3	213,133	2
Total commercial loans	6,552,223	80	6,764,763	79	7,316,327	79
Residential mortgage	720,045	9	829,234	10	1,012,235	11
Consumer	1,105,169	13	1,140,034	13	1,133,371	13
ACL	(132,418)	(2)	(204,818)	(2)	(232,192)	(3)
Net loans and leases	$8,245,019	100%	$8,529,213	100%	$9,229,741	100%

Customer Deposits
(Dollars in thousands)	June 30, 2021		March 31, 2021		June 30, 2020
Noninterest demand	$4,328,060	34%	$3,857,610	31%	$3,188,046	30%
Interest-bearing demand	2,633,423	21	2,659,336	22	2,302,484	21
Savings	1,927,627	15	1,886,222	16	1,731,875	16
Money market	2,722,868	22	2,721,647	22	2,333,326	22
Total core deposits	11,611,978	92	11,124,815	91	9,555,731	89
Customer time deposits	1,052,042	8	1,093,984	9	1,228,440	11
Total customer deposits	$12,664,020	100%	$12,218,799	100%	$10,784,171	100%
At June 30, 2021, WSFS’ net loan and lease portfolio decreased $284.2 million when compared with March 31, 2021, including a $303.9 million decrease in PPP loans primarily due to forgiveness. Excluding PPP loans, purposeful run-off portfolios, and the ACL, loans increased $34.2 million, or 2% (annualized), due to growth in C&I, CRE, and commercial small business leases.
Net loans and leases at June 30, 2021 decreased $984.7 million when compared with June 30, 2020, including a $722.3 million decrease in PPP loans primarily due to forgiveness. Excluding PPP loans, purposeful run-off portfolios, and the ACL, loans increased $93.3 million, or 1%, year-over-year, with growth across CRE, construction, and commercial small business leases.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer deposits were $12.7 billion at June 30, 2021, a $445.2 million, or 15% (annualized), increase from March 31, 2021 and a $1.9 billion, or 17%, increase from June 30, 2020, reflecting continued elevated deposits from customers who received PPP loans, government stimulus impact, lower customer spending, and Trust relationships. Core deposits were $11.6 billion at June 30, 2021, an increase of $487.2 million, or 18% (annualized), over the prior quarter, including $310.4 million of deposits from Trust relationships. Core deposits were a strong 92% of total customer deposits and no- and low-cost checking accounts represented a robust 55% of total customer deposits at June 30, 2021. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of net loans and leases to customer deposits was 65% at June 30, 2021 reflecting significant liquidity capacity.
Net Interest Income

	Three Months Ending
(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Net interest income before purchase accretion and PPP	$93,409	$93,524	$96,400
Purchase accounting accretion	7,594	11,295	12,520
Net interest income before PPP	101,003	104,819	108,920
PPP	5,746	9,366	4,836
Net interest income	$106,749	$114,185	$113,756

Net interest margin before purchase accretion and PPP	2.91%	3.10%	3.58%
Purchase accounting accretion	0.24	0.37	0.43
Net interest margin before PPP	3.15	3.47	4.01
PPP	0.08	0.12	(0.08)
Net interest margin	3.23%	3.59%	3.93%
Net interest income decreased $7.0 million, or 6%, compared to 2Q 2020, due to a $4.9 million decrease in purchase accounting accretion and a $3.0 million reduction primarily from lower loan balances due to purposeful run-off and excluding PPP. These decreases were partially offset by $0.9 million of higher PPP income in 2Q 2021. Net interest income decreased $7.4 million, or 7% (not annualized), from 1Q 2021 due to a $3.7 million decrease in purchase accounting accretion and $3.6 million of lower PPP income due to lower balances from loan forgiveness.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Net interest margin decreased 70 bps from 2Q 2020, including 45 bps from the significant excess liquidity impact on customer deposits, 22 bps from lower purchase accounting accretion, and a 19 bps net decline from the lower rate environment and balance sheet mix, partially offset by a 16 bps increase from PPP. Net interest margin decreased 36 bps from 1Q 2021 including 13 bps from lower purchase accounting accretion, 11 bps from the liquidity increase in customer deposits, 8 bps from balance sheet mix and lower yields from turnover in our loan and investment portfolios, and 4 bps from PPP.
Second quarter 2021 results were significantly impacted by continued high levels of excess customer liquidity described above. The additional customer deposits reduced our net interest margin by approximately 50 bps compared to a reduction of 39 bps in 1Q 2021 and 5 bps in 2Q 2020.
Credit Quality
Credit quality improved across all leading metrics during the quarter, including total problem assets(3) which were $624.9 million at June 30, 2021 compared to $723.6 million at March 31, 2021, with most of the decline attributable to the hotel sector. Delinquencies decreased to $54.5 million at June 30, 2021, or 0.66% of gross loans, and are relatively consistent with pre-COVID historical trends.
Nonperforming assets declined to $40.1 million at June 30, 2021 primarily due to the resolution of one C&I problem loan relationship during the quarter. Net charge-offs for 2Q 2021 were $4.8 million, or 0.23% (annualized) of average gross loans, mainly driven by the resolution of the same C&I problem loan relationship. Customer loans receiving short-term loan modifications at June 30, 2021 were $120.4 million, or 1% of the loan portfolio excluding PPP.
Total net credit (recoveries) costs were $(68.1) million in the quarter compared to $(19.0) million in 1Q 2021, and the ACL decreased to $132.4 million due to improved economic forecasts from the prior quarter, favorable overall risk rating migration and new loan originations offset by portfolio run-off.

(3) Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
The following table summarizes credit quality metrics as of and for the period ended June 30, 2021 compared to March 31, 2021 and June 30, 2020.

(Dollars in millions)	June 30, 2021	March 31, 2021	June 30, 2020
Problem assets	$624.9	$723.6	$568.5
Nonperforming assets	40.1	49.5	44.9
Delinquencies	54.5	69.3	48.4
Net charge-offs	4.8	3.8	1.6
Total net credit (recoveries) costs (r)	(68.1)	(19.0)	99.3
Problem assets to total Tier 1 capital plus ACL	39.73%	46.72%	37.30%
Classified assets to total Tier 1 capital plus ACL	26.06	32.63	25.52
Ratio of nonperforming assets to total assets	0.26	0.34	0.33
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.17	0.23	0.22
Delinquencies to gross loans	0.66	0.81	0.51
Ratio of quarterly net charge-offs to average gross loans	0.23	0.18	0.07
Ratio of allowance for credit losses to total loans and leases (q)	1.59	2.36	2.45
Ratio of allowance for credit losses to nonaccruing loans	551	644	887
See “Notes”

Core Fee Revenue
Core fee revenue (noninterest income) was $43.8 million, an increase of $3.3 million, or 8%, compared to 2Q 2020, including a $3.4 million decrease in interchange fees resulting from the Durbin Amendment effective at the beginning of 3Q 2020 and $0.4 million of referral fees related to PPP round two loans during the quarter. Excluding Durbin and PPP, core fee revenue increased $6.3 million, or 16%, including increases of $4.5 million from Trust and Wealth services revenue, $2.2 million from Cash Connect®, $1.2 million from gains on SBA loans, $1.1 million from deposit service charges, and $1.3 million from all other banking fees. These increases reflect strong diversification in our revenue sources and increased transaction activity as the economy reopens. Partially offsetting these increases was a $4.0 million decline in mortgage banking fees primarily resulting from the expected decline in refinancing originations compared to the historically higher levels in 2Q 2020.

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
Core fee revenue decreased $3.7 million, or 8%, compared to 1Q 2021, due to a $4.1 million decrease in mortgage banking revenue and $1.8 million of lower PPP Round Two referral fees in the quarter. Partially offsetting these decreases were a $1.5 million increase in Cash Connect® fees and a $0.7 million increase in Wealth Management fees.
For 2Q 2021, core fee revenue was 29.0% of core net revenue compared to 26.2% at 2Q 2020, and was diversified among various sources, including traditional banking, mortgage banking, Wealth Management and Cash Connect®. The year-over-year percentage comparison also includes the impact of lower net interest income offset by the adverse impacts of the Durbin Amendment.
Core Noninterest Expense(4)
Core noninterest expense of $91.5 million for 2Q 2021 increased $0.9 million compared to $90.6 million in 2Q 2020, primarily due to a $3.7 million increase in salaries and benefits reflecting franchise growth, a $1.6 million increase in equipment expenses primarily due to higher third-party software expense related to our ongoing delivery transformation initiatives, and a $0.9 million increase in Cash Connect® costs that were more than offset by higher revenue. Partially offsetting these increases was a $5.1 million decrease in loan workout and other credit costs compared to 2Q 2020, which included a $4.2 million decrease to the unfunded commitment reserve.
When compared to 1Q 2021, core noninterest expense decreased $2.2 million primarily due to $1.7 million of lower loan workout and other credit costs, including a $1.4 million decrease in the unfunded commitment reserve resulting from line draws in 2Q 2021.
Our core efficiency ratio(4) was 60.7% in 2Q 2021, compared to 57.9% in 1Q 2021 and 58.7% in 2Q 2020 primarily due to the impact of lower net interest income.
Income Taxes
We recorded a $31.7 million income tax provision in 2Q 2021, compared to $21.4 million income tax provision in 1Q 2021 and $2.2 million income tax benefit in 2Q 2020. The effective tax rate was 24.9% in 2Q 2021, 24.7% in 1Q 2021, and 22.3% in 2Q 2020. The year-over-year increase primarily reflects the impact of higher pre-tax income in 2Q 2021.
(4) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801
Capital Management
The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock. This dividend will be paid on August 19, 2021 to stockholders of record as of August 5, 2021.
No repurchases of common stock occurred in 2Q 2021 and we expect repurchases will continue to be suspended until the close of the merger with Bryn Mawr, which is currently anticipated to occur early in the fourth quarter of 2021. WSFS has 4,381,161 shares, or approximately 9% of outstanding shares, remaining to repurchase under our current authorization.
WSFS’ total stockholders’ equity increased $113.4 million, or 6% (not annualized), during 2Q 2021, primarily due to quarterly earnings and a $24.1 million market-value increase on available-for-sale securities, partially offset by the dividend on common stock paid during the quarter.
WSFS’ tangible common equity(5) increased $116.2 million, or 10% (not annualized) compared to March 31, 2021 for the reasons described above. WSFS’ common equity to assets ratio was 12.44% at June 30, 2021, and our tangible common equity to tangible assets ratio(5) increased by 55 bps during the quarter to 9.13%.
At June 30, 2021, book value per share was $39.63, an increase of $2.36, or 6%, from March 31, 2021, and tangible common book value per share(5) was $28.02, an increase of $2.42 from March 31, 2021.
At June 30, 2021, WSFS Bank’s Tier 1 leverage ratio of 10.11%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 14.21%, and Total Capital ratio of 15.41% were all substantially in excess of the “well-capitalized” regulatory benchmarks.

(5) As used in this press release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $26.7 billion in assets under management (AUM) and assets under administration (AUA) as of June 30, 2021.
Wealth Management reported pre-tax income of $10.7 million in 2Q 2021 compared to $3.9 million in 2Q 2020, and $9.3 million in 1Q 2021.
For 2Q 2021, total revenue (net interest income and fee income) was $20.4 million, an increase of $5.7 million, or 39%, compared to 2Q 2020 and $1.3 million, or 7%, compared to 1Q 2021. The increases were due to strong results across all Wealth Management lines of business.
WSFS Institutional Services®' revenue of $8.9 million in 2Q 2021 was up 61% from 2Q 2020 and up 13% from 1Q 2021. Growth in our corporate trust business was supported by continued strength in the debt securitization market as reflected by a 13% increase in transaction volume relative to 1Q 2021 and new client relationships. We retained our industry ranking position of #6 according to Asset Backed Alert while increasing market share from 5% to approximately 8%.
Revenue from our advisory businesses, consisting of West Capital Management®, Cypress and WSFS Wealth® Investments, totaled $3.9 million in 2Q 2021 compared to $3.0 million in 2Q 2020, and $4.2 million in 1Q 2021. Net AUM at the end of 2Q 2021 was 15% higher than 2Q 2020 and 8% (non-annualized) higher than 1Q 2021 primarily from strong equity market performance and client inflows.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $10.9 million in 2Q 2021, compared to $9.9 million in 2Q 2020 and $10.4 million in 1Q 2021. Wealth Management efficiency ratio was 47% in 2Q 2021, compared to 59% in 2Q 2020 and 47% in 1Q 2021.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 34,000 non-bank ATMs and retail safes nationwide supplying or servicing approximately $1.8 billion in cash at June 30, 2021. Cash Connect® also supports over 600 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $3.3 million for 2Q 2021, an increase of $1.3 million, or 64%, compared to 2Q 2020 and an increase of $1.6 million, or 93%, compared to 1Q 2021. These increases were driven by resumption of economic activity and cash usage as the effects of the pandemic continued to recede. ROA of 2.08% in 2Q 2021 increased 80 bps from 1Q 2021 and 27 bps from 2Q 2020.
Net revenue of $11.7 million in 2Q 2021 was up $2.3 million from 2Q 2020 and $1.6 million from 1Q 2021. These increases were driven by higher average ATM and smart safe cash volume.
Noninterest expense (including intercompany allocations of expense) was $8.4 million in 2Q 2021, an increase of $1.1 million compared to 2Q 2020 driven by increased armored carrier activity (offset in managed services revenue), and flat compared to 1Q 2021.
During 2Q 2021, Cash Connect® continued to see a higher demand for cash as ATM and smart safe activity increased across the nation with in person cash transactions. During the quarter, the division added over 1,500 smart safes and non-asset based reconciliation ATM units, and total cash managed of approximately $1.8 billion at the end of 2Q 2021, as Cash Connect® continues to expand and build upon relationships with retailers and top financial institutions nationwide.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Second Quarter 2021 Earnings Release Conference Call
Management will conduct a conference call to review 2Q 2021 results at 1:00 p.m. Eastern Time (ET) on Friday, July 23, 2021. Interested parties may listen to this call by dialing 1-877-312-5857 and using Conference ID #9377417. A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on July 23, 2021 until August 3, 2021 by dialing 1-855-859-2056 and using Conference ID #9377417.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of June 30, 2021, WSFS Financial Corporation had $15.1 billion in assets on its balance sheet and $26.7 billion in assets under management and administration. WSFS operates from 112 offices, 89 of which are banking offices, located in Pennsylvania (52), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware®, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels and slowdowns in economic growth, including as a result of the novel coronavirus ("COVID-19") pandemic; possible additional loan losses and impairment of the collectability of loans, particularly as a result of the COVID-19 pandemic and the policies and programs implemented by the CARES Act including its automatic loan forbearance provisions and our PPP lending activities; additional credit, fraud and litigation risks associated with our PPP lending activities; economic and financial impact of federal, state and local emergency orders and other actions taken in response to the COVID-19 pandemic; the continuation of these conditions related to the COVID-19 pandemic, including whether due to a resurgence or additional waves of COVID-19 infections, particularly as the geographic areas in which we operate continue to re-open, and how quickly and to what extent normal economic and operating conditions can resume, especially as a vaccine becomes widely available; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the effect of the transition to the Current Expected Credit Losses (CECL) methodology for allowances and related adjustments), including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, that may limit the Company's access to additional funding to meet its liquidity needs; the intention of the United Kingdom's Financial Conduct Authority (FCA) to cease support of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Funding Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage small business and Small Business Administration portfolios; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its pending acquisition of Bryn Mawr; the Company’s ability to complete the acquisition of Bryn Mawr on the terms proposed, which are subject to a number of conditions, risks and uncertainties, including the possibility that the proposed acquisition does not close when expected or at all because all conditions to closing are not received or satisfied on a timely basis or at all, the failure to close for any other reason, diversion of management time on merger-related issues, risks relating to the potential dilutive effect of shares of the Company’s common stock to be issued in the acquisition of Bryn Mawr, and the reaction to the acquisition of Bryn Mawr of the companies’ customers, employees and counterparties; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 pandemic, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest income:
Interest and fees on loans	$98,645	$108,852	$112,260	$207,497	$231,462
Interest on mortgage-backed securities	12,506	10,704	12,549	23,210	25,768
Interest and dividends on investment securities	1,383	1,449	1,009	2,832	1,935
Other interest income	368	276	65	644	573
	112,902	121,281	125,883	234,183	259,738
Interest expense:
Interest on deposits	3,778	4,496	9,832	8,274	24,469
Interest on Federal Home Loan Bank advances	—	5	625	5	1,455
Interest on senior debt	2,053	2,266	1,180	4,319	2,359
Interest on trust preferred borrowings	317	324	484	641	1,070
Interest on other borrowings	5	5	6	10	479
	6,153	7,096	12,127	13,249	29,832
Net interest income	106,749	114,185	113,756	220,934	229,906
(Recovery of) provision for credit losses	(67,563)	(20,160)	94,754	(87,723)	151,400
Net interest income after (recovery of) provision for credit losses	174,312	134,345	19,002	308,657	78,506
Noninterest income:
Credit/debit card and ATM income	7,567	6,805	9,306	14,372	20,665
Investment management and fiduciary revenue	15,360	14,253	10,929	29,613	21,891
Deposit service charges	5,319	5,460	4,175	10,779	9,822
Mortgage banking activities, net	4,453	8,600	8,494	13,053	11,965
Loan and lease fee income	1,730	3,485	1,097	5,215	2,216
Securities gains, net	—	329	1,908	329	2,601
Unrealized gain (loss) on equity investment, net	5,261	—	(11)	5,261	657
Realized gain on sale of equity investment, net	—	—	22,052	—	22,052
Bank-owned life insurance income	695	205	445	900	420
Other income	8,633	8,685	5,980	17,318	12,933
	49,018	47,822	64,375	96,840	105,222
Noninterest expense:
Salaries, benefits and other compensation	52,408	53,138	48,757	105,546	94,103
Occupancy expense	8,083	8,460	8,296	16,543	15,962
Equipment expense	7,338	7,391	5,759	14,729	10,723
Data processing and operations expense	3,444	3,385	3,061	6,829	6,139
Professional fees	3,401	3,856	4,423	7,257	9,023
Marketing expense	1,286	992	1,215	2,278	2,166
FDIC expenses	1,056	1,069	305	2,125	251
Loss on debt extinguishment	1,087	—	—	1,087	—
Loan workout and other credit costs	(552)	1,120	4,587	568	5,040
Corporate development expense	2,543	2,095	2,801	4,638	4,142
Restructuring expense	(144)	(265)	—	(409)	—
Other operating expenses	16,082	14,378	14,231	30,460	34,382
	96,032	95,619	93,435	191,651	181,931
Income (loss) before taxes	127,298	86,548	(10,058)	213,846	1,797
Income tax provision (benefit)	31,687	21,407	(2,247)	53,094	(959)
Net income (loss)	95,611	65,141	(7,811)	160,752	2,756
Less: Net (loss) income attributable to noncontrolling interest	(56)	59	(700)	3	(1,060)
Net income (loss) attributable to WSFS	$95,667	$65,082	$(7,111)	$160,749	$3,816
Diluted earnings (loss) per share of common stock:	$2.01	$1.36	$(0.14)	$3.37	$0.07
Weighted average shares of common stock outstanding for fully diluted EPS	47,691,709	47,792,108	50,655,154	47,675,223	50,910,790
See “Notes”

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Six months ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Performance Ratios:
Return on average assets (a)	2.60%	1.85%	(0.22)%	2.23%	0.06%
Return on average equity (a)	21.32	14.90	(1.55)	18.15	0.42
Return on average tangible common equity (a)(o)	31.43	22.38	(1.55)	26.99	1.28
Net interest margin (a)(b)	3.23	3.59	3.93	3.40	4.14
Efficiency ratio (c)	61.55	58.93	52.36	60.21	54.19
Noninterest income as a percentage of total net revenue (b)	31.42	29.47	36.07	30.43	31.34
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Assets:
Cash and due from banks	$1,944,059	$1,628,773	$583,221
Cash in non-owned ATMs	470,157	428,180	360,969
Investment securities, available-for-sale	3,366,579	2,987,885	2,195,389
Investment securities, held-to-maturity	95,126	103,523	127,601
Other investments	28,635	22,941	31,560
Net loans and leases (e)(f)(l)	8,245,019	8,529,213	9,229,741
Bank owned life insurance	32,759	32,255	30,391
Goodwill and intangibles	551,951	554,701	562,515
Other assets	414,576	442,981	451,970
Total assets	$15,148,861	$14,730,452	$13,573,357
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$4,328,060	$3,857,610	$3,188,046
Interest-bearing deposits	8,335,960	8,361,189	7,596,125
Total customer deposits	12,664,020	12,218,799	10,784,171
Brokered deposits	62,825	64,901	278,329
Total deposits	12,726,845	12,283,700	11,062,500
Federal Home Loan Bank advances	—	—	106,395
Other borrowings	236,470	335,201	189,398
Other liabilities	303,735	343,097	393,270
Total liabilities	13,267,050	12,961,998	11,751,563
Stockholders’ equity of WSFS	1,884,054	1,770,641	1,823,669
Noncontrolling interest	(2,243)	(2,187)	(1,875)
Total stockholders' equity	1,881,811	1,768,454	1,821,794
Total liabilities and stockholders' equity	$15,148,861	$14,730,452	$13,573,357
Capital Ratios:
Equity to asset ratio	12.44%	12.02%	13.44%
Tangible common equity to tangible asset ratio (o)	9.13	8.58	9.69
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	14.21	13.20	12.68
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.11	9.82	10.40
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	14.21	13.20	12.68
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	15.41	14.46	13.93
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$24,024	$31,792	$26,175
Troubled debt restructuring (accruing)	14,997	15,684	14,550
Assets acquired through foreclosure	1,044	2,068	4,153
Total nonperforming assets	$40,065	$49,544	$44,878
Past due loans (h)	$8,533	$7,678	$8,601
Allowance for credit losses	132,423	204,823	232,200
Ratio of nonperforming assets to total assets	0.26%	0.34%	0.33%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.17	0.23	0.22
Ratio of allowance for credit losses to total loans and leases (q)	1.59	2.36	2.45
Ratio of allowance for credit losses to nonaccruing loans	551	644	887
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.23	0.18	0.07
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.20	0.18	0.06
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$3,900,612	$46,039	4.74%	$4,138,034	$52,620	5.16%	$4,291,301	$53,390	5.01%
Commercial real estate loans (s)	2,791,438	28,277	4.06	2,803,378	29,191	4.22	2,841,231	31,230	4.42
Residential mortgage	647,442	11,271	6.96	734,593	12,864	7.00	933,854	13,679	5.86
Consumer loans	1,123,440	11,950	4.27	1,159,588	12,836	4.49	1,124,742	13,065	4.67
Loans held for sale	131,460	1,108	3.38	161,287	1,341	3.37	92,252	896	3.91
Total loans and leases	8,594,392	98,645	4.61	8,996,880	108,852	4.91	9,283,380	112,260	4.87
Mortgage-backed securities (d)	2,978,331	12,506	1.68	2,507,910	10,704	1.71	2,048,357	12,549	2.45
Investment securities (d)	318,415	1,383	1.97	336,410	1,449	1.98	130,671	1,009	3.82
Other interest-earning assets	1,414,264	368	0.10	1,103,632	276	0.10	220,801	65	0.12
Total interest-earning assets	$13,305,402	$112,902	3.41%	$12,944,832	$121,281	3.81%	$11,683,209	$125,883	4.34%
Allowance for credit losses	(194,211)			(226,911)			(156,576)
Cash and due from banks	176,015			114,725			108,463
Cash in non-owned ATMs	468,136			393,964			319,154
Bank owned life insurance	32,329			32,155			29,965
Other noninterest-earning assets	998,948			997,444			1,036,500
Total assets	$14,786,619			$14,256,209			$13,020,715
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,560,283	$531	0.08%	$2,572,325	$618	0.10%	$2,213,369	$882	0.16%
Savings	1,922,342	149	0.03	1,830,781	150	0.03	1,681,587	877	0.21
Money market	2,754,895	801	0.12	2,682,219	854	0.13	2,262,737	2,311	0.41
Customer time deposits	1,078,296	1,842	0.69	1,117,191	2,377	0.86	1,242,730	4,954	1.60
Total interest-bearing customer deposits	8,315,816	3,323	0.16	8,202,516	3,999	0.20	7,400,423	9,024	0.49
Brokered deposits	63,407	455	2.88	136,957	497	1.47	286,655	808	1.13
Total interest-bearing deposits	8,379,223	3,778	0.18	8,339,473	4,496	0.22	7,687,078	9,832	0.51
Federal Home Loan Bank advances	—	—	—	736	5	2.76	106,694	625	2.36
Trust preferred borrowings	67,011	317	1.90	67,011	324	1.96	67,011	484	2.90
Senior debt	228,260	2,053	3.60	246,654	2,266	3.67	98,681	1,180	4.78
Other borrowed funds	21,661	5	0.09	19,656	5	0.10	25,580	6	0.09
Total interest-bearing liabilities	$8,696,155	$6,153	0.28%	$8,673,530	$7,096	0.33%	$7,985,044	$12,127	0.61%
Noninterest-bearing demand deposits	3,963,476			3,490,831			2,882,999
Other noninterest-bearing liabilities	329,341			322,296			311,697
Stockholders’ equity of WSFS	1,799,839			1,771,822			1,842,525
Noncontrolling interest	(2,192)			(2,270)			(1,550)
Total liabilities and equity	$14,786,619			$14,256,209			$13,020,715
Excess of interest-earning assets over interest-bearing liabilities	$4,609,247			$4,271,302			$3,698,165
Net interest and dividend income		$106,749			$114,185			$113,756
Interest rate spread			3.13%			3.48%			3.73%
Net interest margin			3.23%			3.59%			3.93%
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Market price of common stock:
High	$55.12	$55.18	$33.32	$55.18	$44.70
Low	46.32	40.64	21.00	40.64	17.84
Close	46.59	49.79	28.70	46.59	28.70
Book value per share of common stock	39.63	37.27	36.00
Tangible common book value per share of common stock (o)	28.02	25.60	24.89
Number of shares of common stock outstanding (000s)	47,535	47,502	50,660
Other Financial Data:
One-year repricing gap to total assets (k)	14.38%	13.26%	6.95%
Weighted average duration of the MBS portfolio	4.6 years	5.0 years	1.3 years
Unrealized (losses) gains on securities available for sale, net of taxes	$14,147	$(9,957)	$74,689
Number of Associates (FTEs) (m)	1,859	1,854	1,862
Number of offices (branches, LPO’s, operations centers, etc.)	112	111	115
Number of WSFS owned and branded ATMs	614	625	571
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes (recovery of) provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.
(t)During the second quarter of 2021, the WSFS Foundation and the WSFS Community Foundation merged to form the WSFS CARES Foundation.

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net interest income (GAAP)	$106,749	$114,185	$113,756	$220,934	$229,906
Core net interest income (non-GAAP)	106,749	114,185	113,756	220,934	229,906
Noninterest income (GAAP)	49,018	47,822	64,375	96,840	105,222
Less: Securities gains	—	329	1,908	329	2,601
Less: Unrealized gains on equity investments, net	5,261	—	(11)	5,261	657
Less: Realized gain on sale of equity investment, net	—	—	22,052	—	22,052
Core fee revenue (non-GAAP)	$43,757	$47,493	$40,426	$91,250	$79,912
Core net revenue (non-GAAP)	$150,506	$161,678	$154,182	$312,184	$309,818
Core net revenue (non-GAAP)(tax-equivalent)	$150,755	$161,943	$154,513	$312,697	$310,418
Noninterest expense (GAAP)	$96,032	$95,619	$93,435	$191,651	$181,931
Less: Corporate development expense	2,543	2,095	2,801	4,638	4,142
(Plus)/less: Restructuring expense	(144)	(265)	—	(409)	—
Less: Loss on debt extinguishment	1,087	—	—	1,087	—
Less: Contribution to WSFS CARES Foundation (t)	1,000	—	—	1,000	3,000
Core noninterest expense (non-GAAP)	$91,546	$93,789	$90,634	$185,335	$174,789
Core efficiency ratio (non-GAAP)	60.7%	57.9%	58.7%	59.3%	56.3%

	End of period
	June 30, 2021	March 31, 2021	June 30, 2020
Total assets (GAAP)	$15,148,861	$14,730,452	$13,573,357
Less: Goodwill and other intangible assets	551,951	554,701	562,515
Total tangible assets (non-GAAP)	$14,596,910	$14,175,751	$13,010,842
Total stockholders’ equity of WSFS (GAAP)	$1,884,054	$1,770,641	$1,823,669
Less: Goodwill and other intangible assets	551,951	554,701	562,515
Total tangible common equity (non-GAAP)	$1,332,103	$1,215,940	$1,261,154

Calculation of tangible common book value per share:
Book value per share (GAAP)	$39.63	$37.27	$36.00
Tangible common book value per share (non-GAAP)	28.02	25.60	24.89
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.44%	12.02%	13.44%
Tangible common equity to tangible assets ratio (non-GAAP)	9.13	8.58	9.69

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
GAAP net income attributable to WSFS	$95,667	$65,082	$(7,111)	$160,749	$3,816
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, loss on debt extinguishment, and contribution to WSFS CARES Foundation (t)	(775)	1,501	(21,148)	726	(18,168)
(Plus)/less: Tax impact of pre-tax adjustments	510	11	4,712	521	2,692
Adjusted net income (non-GAAP) attributable to WSFS	$95,402	$66,594	$(23,547)	$161,996	$(11,660)

GAAP return on average assets (ROA)	2.60%	1.85%	(0.22)%	2.23%	0.06%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, loss on debt extinguishment, and contribution to WSFS CARES Foundation (t)	(0.02)	0.04	(0.65)	0.01	(0.29)
(Plus)/less: Tax impact of pre-tax adjustments	0.01	—	0.14	0.01	0.04
Core ROA (non-GAAP)	2.59%	1.89%	(0.73)%	2.25%	(0.19)%

Earnings per share (GAAP)	$2.01	$1.36	$(0.14)	$3.37	$0.07
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, loss on debt extinguishment, and contribution to WSFS CARES Foundation (t)	(0.02)	0.03	(0.42)	0.02	(0.36)
(Plus)/less: Tax impact of pre-tax adjustments	0.01	—	0.10	0.01	0.06
Core earnings per share (non-GAAP)	$2.00	$1.39	$(0.46)	$3.40	$(0.23)

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$95,667	$65,082	$(7,111)	$160,749	$3,816
Plus: Tax effected amortization of intangible assets	1,996	2,004	2,198	4,000	4,301
Net tangible income (non-GAAP)	$97,663	$67,086	$(4,913)	$164,749	$8,117
Average stockholders’ equity of WSFS	$1,799,839	$1,771,822	$1,842,525	$1,785,907	$1,839,013
Less: average goodwill and intangible assets	553,665	556,344	564,622	554,997	566,159
Net average tangible common equity	$1,246,174	$1,215,478	$1,277,903	$1,230,910	$1,272,854
Return on average tangible common equity (non-GAAP)	31.43%	22.38%	(1.55)%	26.99%	1.28%

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Calculation of PPNR:
Net income (GAAP)	$95,611	$65,141	$(7,811)	$160,752	$2,756
Plus: Income tax provision	31,687	21,407	(2,247)	53,094	(959)
Plus/(less): (Recovery of) provision for credit losses	(67,563)	(20,160)	94,754	(87,723)	151,400
PPNR (non-GAAP)	$59,735	$66,388	$84,696	$126,123	$153,197